                       SECURITIES AND EXCHANGE COMMISSION


                             WASHINGTON, D. C. 20549


                                  SCHEDULE 13G


                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                                (AMENDMENT NO. 1)

                          LITHIA MOTORS, INC., CLASS A
                    ----------------------------------------
                                (NAME OF ISSUER)



                         COMMON STOCK WITHOUT PAR VALUE
              -----------------------------------------------------
                         (TITLE OF CLASS OF SECURITIES)


                                    536797103
                         ------------------------------
                                 (CUSIP NUMBER)


                                    12/31/99
                         ------------------------------
                                     (DATE)


        CHECK THE FOLLOWING BOX IF FEE IS BEING PAID WITH THIS STATEMENT


              -----------------------------------------------------

CUSIP NO.          536797103
             ---------------
-------------------------------------------------------------------------------

1)       Names of Reporting Persons         I.R.S. No.  31-0738296
         S.S. or I.R.S. Identification Nos. of          BANK ONE CORPORATION
         Above Persons
-------------------------------------------------------------------------------

2)       Check the Appropriate Box if a
         Member of a Group                              (a) _________
         (See Instructions)                             (b) _________
-------------------------------------------------------------------------------

3)       SEC Use only
-------------------------------------------------------------------------------

4)       Citizenship or Place of
         Organization                                   ILLINOIS
-------------------------------------------------------------------------------

Number of Shares           (5)  Sole Voting Power                             0
                                                            -------------------
Beneficially               (6)  Shared Voting Power                           0
                                                            -------------------
Owned by                   (7)  Sole Dispositive Power                        0
                                                            -------------------
Each Reporting             (8)  Shared Dispositive Power                      0
                                                            -------------------
Person with
-------------------------------------------------------------------------------

9)       Aggregate Amount Beneficially                                        0
                                                            -------------------
         Owned by Each Reporting Person
-------------------------------------------------------------------------------

10)      Check if the Aggregate Amount
         in Row (9) Excludes Certain
         Shares (See Instructions)
-------------------------------------------------------------------------------

11)      Percent of Class Represented
         by Amount in Row 9                                                 0.0%
                                                            -------------------
-------------------------------------------------------------------------------


12)      Type of Reporting Person
         (See Instructions)                                                  HC
                                                            -------------------

-------------------------------------------------------------------------------
SEC 13G

SECURITIES AND EXCHANGE COMMISSION

SCHEDULE 13G Amendment No. 1

Item 1(a)         Name of Issuer:                              Lithia Motors, Inc., Class A
                                                               -------------------------------

Item 1(b)         Address of Issuer's principal executive
                  offices:                                     360 East Jackson St.
                                                               -------------------------------
                                                               Medford, OR
                                                               -------------------------------
                                                               97501
                                                               -------------------------------

Item 2(a)         Name of person filing:                       BANK ONE CORPORATION

Item 2(b)         Address of principal business office or,     One First National Plaza
                  if none residence:                           Chicago, IL 60670

Item 2(c)         Citizenship:                                 Not Applicable

Item 2(d)         Title of class of securities:                Common Stock Without Par Value
                                                               -------------------------------

Item 2(e)         CUSIP No.:                                   536797103
                                                               -------------------------------

Item 3. This statement is filed pursuant to Rule 13d-1(c).

Item 4.  Ownership

                  This beneficial ownership by BANK ONE CORPORATION with respect to
                  common shares of           Lithia Motors, Inc., Class A          :
                                    -----------------------------------------------

                  (a)      Amount beneficially owned:                            0
                                                               -------------------
                  (b)      Percent of class                                    0.0%
                                                               -------------------

                  (c)      Number of shares as to which such person has:

                           (I)      Sole power to vote or to direct the vote:                            0
                                                                                        ------------------
                           (ii)     Shared power to vote or to direct the vote:                          0
                                                                                        ------------------
                           (iii)    Sole power to dispose or to direct the
                                    disposition of:                                                      0
                                                                                        ------------------
                           (iv)     Shared power to dispose or to direct the
                                    disposition of:                                                      0
                                                                                        ------------------

Item 5.  Ownership of 5 percent or less of a Class.                                [ X ]
                                                                       -----------------

Item 6.  Ownership of More than 5 percent on Behalf of Another Person.               N/A
                                                                       -----------------

Item 7.  Identification and Classification of the Subsidiary Which Acquired the Security
                  Being Reported on By the Parent Holding Company.
                                                                       -----------------


Item 8.  Identification and Classification of Members of the Group.                  N/A
                                                                       -----------------

Item 9.  Notice of Dissolution of Group.                                             N/A
                                                                       -----------------

Item 10. Certification.


After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete, and correct.


Dated:     February 9, 2000
           ------------------------


                                                    BANK ONE CORPORATION

                                           By:      /s/ DAVID J. KUNDERT
                                                      David J. Kundert
                                                    EXECUTIVE VICE PRESIDENT